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                                                                    EXHIBIT 12.1

                                 BANCTEC, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                              SIX MONTHS      TWELVE MONTHS     NINE MONTHS      RESTATED FISCAL
                                                 ENDED            ENDED            ENDED           YEARS ENDED
                                               JUNE 30,        DECEMBER 31,     DECEMBER 31,        MARCH 26,
                                               -------         -----------      -----------         --------
                                             1998    1997     1997      1996       1995          1995       1994
                                             ----    ----     ----      ----       ----          ----       ----

FIXED CHARGES:
    Interest expense                        $3,056  $3,636   $7,730    $7,927     $7,309       $10,021     $7,186
    Implicit interest on operating leases    1,409   1,409    2,818     3,052      2,257         3,826      3,137
    Amortization of deferred debt expense      267      28       51        59         48            65         65
                                            ------  ------   ------    ------     ------       -------     ------
        Total Fixed Charges                  4,732           10,599    11,038      9,614        13,912     10,388

Earnings before provision for income taxes  27,552  32,235   65,863    57,970    (70,715)       (6,155)    32,307
Fixed charges                                4,732   5,703   10,599    11,038      9,614        13,912     10,388
                                            ------  ------   ------    ------     ------       -------     ------

        EARNINGS, AS DEFINED                32,284  37,308   76,462    69,008    (61,101)        7,757     42,695

Ratio of earnings to fixed charges             6.8     7.4      7.2       6.2       (6.4)          0.6        4.1
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